                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the registrant /X/
    Filed by a party other than the registrant / /

    Check the appropriate box:
    / /  Preliminary proxy statement
    /X/  Definitive proxy statement
    / /  Definitive additional materials
    / /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               MORTON'S RESTAURANT GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               MORTON'S RESTAURANT GROUP, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount previously paid:
         -----------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:
         -----------------------------------------------------------------------
     (3) Filing party:
         -----------------------------------------------------------------------
     (4) Date filed:
         -----------------------------------------------------------------------

                        MORTON'S RESTAURANT GROUP, INC.
                            3333 NEW HYDE PARK ROAD
                         NEW HYDE PARK, NEW YORK 11042

Dear Stockholder:

    You are cordially invited to the Annual Meeting of Stockholders of Morton's Restaurant Group, Inc. to be held on May 12, 1999, at The Garden City Hotel, 45 Seventh Street, Garden City, New York 11530, at 9:00 a.m.

    The Notice of Meeting and Proxy Statement on the following pages cover the formal business of the meeting, which includes proposals to (i) elect three directors, (ii) ratify the re-appointment of KPMG LLP, certified public accountants, as the Company's independent auditors for the fiscal year ending January 2, 2000, and (iii) adoption of an employee stock purchase plan.

    We hope that you will be able to attend the Annual Meeting in person. In any event, in order that we may be assured of a quorum, we request that you complete, sign, date and return the enclosed proxy as soon as possible. Your vote is important regardless of the number of shares you own.

                                              Sincerely,

                                          ALLEN J. BERNSTEIN

                                          CHAIRMAN OF THE BOARD,
                                          PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

March 24, 1999

                        MORTON'S RESTAURANT GROUP, INC.
                            3333 NEW HYDE PARK ROAD
                         NEW HYDE PARK, NEW YORK 11042

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 12, 1999

                            ------------------------

To the Stockholders of
MORTON'S RESTAURANT GROUP, INC.

    The Annual Meeting of Stockholders of Morton's Restaurant Group, Inc. (the "Company") will be held at The Garden City Hotel, 45 Seventh Street, Garden City, New York 11530, on Wednesday, May 12, 1999, at 9:00 a.m., for the following purposes:

    1. to elect three directors to Class 1 of the Board of Directors to serve three-year terms and until their successors are duly elected and qualified;

    2. to ratify the re-appointment of KPMG LLP as the independent auditors of the Company for the fiscal year ending January 2, 2000;

    3.  to adopt an employee stock purchase plan, and

    4. to consider and transact such other business as may properly be brought before the meeting or any adjournment or adjournments thereof.

    Only stockholders of record at the close of business on March 25, 1999 will be entitled to vote at the meeting.

                                          Agnes Longarzo
                                          SECRETARY

March 24, 1999

PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                PROXY STATEMENT
                        MORTON'S RESTAURANT GROUP, INC.
                            3333 NEW HYDE PARK ROAD
                         NEW HYDE PARK, NEW YORK 11042

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 12, 1999

                            ------------------------

                            SOLICITATION OF PROXIES

    The accompanying proxy is solicited by the Board of Directors of Morton's Restaurant Group, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at The Garden City Hotel, 45 Seventh Street, Garden City, New York 11530, on Wednesday, May 12, 1999, at 9:00 a.m., or at any adjournment or adjournments thereof (the "Annual Meeting").

    A proxy that is properly submitted to the Company may be properly revoked at any time before it is voted. Proxies may be revoked by (i) delivering to the Secretary of the Company at or before the Annual Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of Common Stock and delivering it to the Secretary of the Company at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy). A proxy which is properly signed, submitted and not revoked will be voted for the nominees for director named in proposal 1 and in favor of proposals 2 and 3 unless contrary instructions are given, and such proxy may be voted by the persons named in the proxy in their discretion upon such other business as may be properly brought before the meeting.

    The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise. The Company has retained Corporate Investor Communications, Inc. to assist it in soliciting proxies at an anticipated cost of approximately $3,000. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock. It is anticipated that the mailing of this Proxy Statement will commence on or about April 1, 1999.

                               VOTING SECURITIES

    The Company had outstanding 6,318,275 shares of common stock, par value $.01 per share ("Common Stock"), at the close of business on March 25, 1999, which are the only securities of the Company entitled to be voted at the meeting. Each share of Common Stock is entitled to one vote on each matter as may properly be brought before the meeting. Only stockholders of record at the close of business on March 25, 1999 will be entitled to vote.

                               VOTING PROCEDURES

    The votes of stockholders present in person or represented by proxy at the Annual Meeting will be tabulated by an inspector of elections appointed by the Company. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. The three nominees for directors of the Company who receive the greatest number of votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon will be elected directors of the Company.

    Abstentions may be specified on all proposals except the election of directors and will be counted as present for purposes of determining the existence of a quorum. Since Proposals 2 and 3 must be approved by the affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, or represented and entitled to vote, at the Annual Meeting, abstentions on these proposals will also have the effect of a negative vote.

    Under the rules of the New York Stock Exchange (NYSE), brokers who hold shares in street name have the authority to vote on certain routine items even when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the non-contested election of directors, amendments to the Certificate of Incorporation and ratification of auditors. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the Proposals.

    Shares of Common Stock held by stockholders who do not return a signed and dated proxy will not be considered present at the Annual Meeting, will not be counted towards a quorum and will not be voted on any matter.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

    The Certificate of Incorporation of the Company provides for the classification of the Board of Directors into three classes, with the classes being as nearly equal in number as possible. The current term of office of the Class 1 directors will expire at the 1999 annual meeting; the current term of office of the Class 2 directors will expire at the 2000 annual meeting; and the current term of office of the Class 3 directors will expire at the 2001 Annual Meeting (in each case, when their respective successors are duly elected and qualified). The class of directors to be elected at each annual meeting will be elected for a three-year term and the directors in the other classes will continue in office.

    The Certificate of Incorporation permits the Board of Directors to create new directorships and to elect new directors therefor to serve for the full term of the class of directors in which the new directorship was created. The by-laws of the Company provide that a vacancy on the Board of Directors occurring from an increase in the number of directors or otherwise may be filled by the vote of a majority of directors then in office, though less than a quorum, or by a sole remaining director.

    The Company's by-laws provide that the Board of Directors shall consist of not less than three nor more than nine directors. The Board of Directors has fixed the number of directors at eight. The terms of Lee M. Cohn, Dianne H. Russell and Alan A. Teran expire at the Annual Meeting. Mr. Cohn, Ms. Russell and Mr. Teran have been renominated by the Board of Directors for election at the Annual Meeting as Class 1 directors to serve (subject to the Company's by-laws) until the election and qualification of their successors at the 2002 annual meeting of stockholders. If any such person should be unwilling or unable to serve as a director of the Company (which is not anticipated), the persons named in the proxy will vote the proxy for substitute nominees selected by them unless the number of directors to be elected has been reduced to the number of nominees willing and able to serve.

    The following table sets forth information with respect to the nominees and each of the directors whose term extends beyond the Annual Meeting, including the year in which the nominees' terms would expire, if elected.

                                                                                  YEAR TERM EXPIRES,
                                                                                    IF ELECTED, AND
NAME                                                 AGE        DIRECTOR SINCE           CLASS
-----------------------------------------------      ---      ------------------  -------------------
Lee M. Cohn....................................          51   August 1997              1999 Class 1
Dianne H. Russell..............................          55   May 1993                 1999 Class 1
Alan A. Teran..................................          53   May 1993                 1999 Class 1
Dr. John J. Connolly...........................          59   October 1994             2000 Class 2
David B. Pittaway..............................          47   December 1988            2000 Class 2
Allen J. Bernstein.............................          53   December 1988            2001 Class 3
Thomas J. Baldwin..............................          43   November 1998            2001 Class 3
John K. Castle.................................          58   December 1988            2001 Class 3

    Lee M. Cohn has been a Director of the Company since August 1997. Mr. Cohn co-founded and has been the chief executive officer of Big 4 Restaurants, Inc. since 1973. Mr. Cohn has served on the boards of Valley Big Brothers and the Phoenix Ballet Company and is an active member of The Phoenix Thunderbirds, The Fiesta Bowl Committee and the Young Presidents Organization (YPO). Mr. Cohn has been a director of Luther's Acquisition Corp. since January 1999.

    Dianne H. Russell has been a Director of the Company since May 1993. Ms. Russell is a Senior Vice President and Manager of the Merchant Banking Operations of Imperial Bank in Boston. Formerly, Ms. Russell was President of Hyde Boston Capital, a financial consulting company, since January 1992, and before that, a Senior Vice President and Department Executive at BankBoston, N.A., a national bank, where she was employed from 1975 to 1991. Ms. Russell is the Chairman of the Financial Advisory Board of the Commonwealth of Massachusetts.

    Alan A. Teran has been a Director of the Company since May 1993. Mr. Teran was the President of Cork "N Cleaver Restaurants from 1975 to 1981. Since 1981, Mr. Teran has been a principal in private restaurant businesses. Mr. Teran has served as a Director of Good Times, Inc., a restaurant company, since April 1994, is a Director of Charlie Browns Acquisition Corp. and previously served on the Board of Boulder Valley Bank and Trust from 1990 to 1997.

    Dr. John J. Connolly has been a Director since October 1994. He is the President and Chief Executive Officer of Castle Connolly Medical LTD since 1992. He previously served as President and CEO of New York Medical College for over ten years. He is a Fellow of the New York Academy of Medicine and a member of the New York Academy of Science. He serves on the President's Advisory Council of the United Hospital Fund, as a Director of Funding First and as a Director of the New York Business Group on Health. He also has served as Chairman of the Board of Trustees of St. Francis Hospital in Poughkeepsie and as a member of the Board of Trustees of St. Agnes Hospital in White Plains. He is a member of the Commission on Biomedical Research at the New York Academy of Medicine and is a Director, founder and past Chairman of the American Lyme Disease Foundation. Dr. Connolly serves as a Trustee and Past-Chairman of the Board of the Culinary Institute of America, Director of the Westchester "2000", Director of the Westchester County Association and Director of Mental Health Association of Westchester County. Dr. Connolly also presently serves as a Director of Dearborn Risk Management, Charlie Brown's, Inc. and as Chairman and a Director of AlphaGene, Inc.

    David B. Pittaway has been a Director of the Company since December 1988. He was a Vice President from December 1988 through May 1993 and Assistant Secretary from May 1988 through September 1993. Mr. Pittaway has been Vice President and Secretary of Castle Harlan, Inc., a private merchant bank in New York City since February 1987 and Managing Director since February 1992. Mr. Pittaway has been Vice President and Secretary of Branford Castle, Inc., an investment company, since October 1986 and Vice President, Chief Financial Officer and a Director of Branford Chain, Inc., a marine wholesale company, since June 1987. Prior thereto, Mr. Pittaway was Vice President of Strategic Planning and Assistant to the President of Donaldson Lufkin & Jenrette, Inc., an investment bank, from 1985. Mr. Pittaway is a Managing Director of Statia Terminals Group, N.V., and a Director of Commemorative Brands, Inc., and Charlie Browns Acquisition Corp., and has been a Director of Luther's Acquisition Corp. since November 1998.

    Allen J. Bernstein has been Chairman of the Board of the Company since October 1994 and Chief Executive Officer and a Director of the Company since December 1988. He has been President of the Company since September 1997 and was previously President of the Company from December 1988 through October 1994. Mr. Bernstein has worked in many various aspects of the restaurant industry since 1970. Mr. Bernstein is also a director of Dave and Busters, Inc., Charlie Browns Acquisition Corp., and Luther's Acquisition Corp.

    Thomas J. Baldwin was elected a Director of the Company in October 1998 and Executive Vice President in January 1997. He previously served as Senior Vice President, Finance of the Company since June 1992, and Vice President, Finance since December 1988. In addition, Mr. Baldwin has been Chief Financial Officer, Assistant Secretary and Treasurer of the Company since December 1988. His previous experience includes seven years at General Foods Corp., now a subsidiary of Philip Morris Companies, Inc., where he worked in various financial management and accounting positions and two years at Citicorp where he served as Vice President responsible for strategic planning and financial analysis at a major corporate banking division. Mr. Baldwin is a licensed certified public accountant in the State of New York.

    John K. Castle has been a Director of the Company since December 1988. Mr. Castle is Chairman and Chief Executive Officer of Branford Castle, Inc., an investment company formed in 1986. Since 1987, Mr. Castle has been Chairman of Castle Harlan, Inc., a private merchant bank in New York City. Immediately prior to forming Castle Harlan, Inc., Mr. Castle was President and Chief Executive Officer and a Director of Donaldson Lufkin & Jenrette, Inc., one of the nation's leading investment banking firms. Mr. Castle is a Director of Sealed Air Corporation, Commemorative Brands, Inc., Universal Compression, Inc., a Managing Director of Statia Terminals Group, N.V. and is a member of the Corporation of the Massachusetts Institute of Technology. Mr. Castle is also a trustee of the New York Presbyterian Hospital, Inc., the Whitehead Institute of Biomedical Research and New York Medical College (for 11 years he was Chairman of the Board). Formerly, Mr. Castle was a Director of The Equitable Life Assurance Society of the United States.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors of the Company held five meetings during the fiscal year ended January 3, 1999 ("fiscal 1998"). Each current director attended at least 75% of the aggregate number of all meetings of the Board of Directors and committees of which he or she was a member during such year.

    The Board of Directors has created three standing committees: a three-member Executive Committee, a three-member Audit Committee and a three-member Compensation and Stock Option Committee.

    The Executive Committee has, and may exercise between meetings of the Board of Directors, all the power and authority of the Board of Directors in the management of the business affairs of the Company, subject to certain limitations. The Executive Committee held four meetings in fiscal 1998. Its members are Allen J. Bernstein, John K. Castle and David B. Pittaway.

    The Audit Committee recommends to the Board of Directors the engagement of the independent auditors, and has the authority to review with the auditors and with the Company's management all matters relating to the annual audit of the Company. The Audit Committee held two meetings in fiscal 1998. Its members are David B. Pittaway, Dianne H. Russell and Alan A. Teran.

    The Compensation and Stock Option Committee has the authority to review and approve the remuneration arrangements for executive officers and employees of the Company, review the benefit plans for employees and select participants, approve awards under, interpret and administer the employee benefit plans of the Company. The Compensation Committee held six meetings in fiscal 1998. Its members are John K. Castle, Lee M. Cohn and John J. Connolly.

    The Board of Directors does not have a nominating committee. Changes in directors are considered by the whole Board of Directors.

    The Company's Certificate of Incorporation provides that nominations for the election of directors may be made by any stockholder in writing, delivered or mailed to the Secretary of the Company, Morton's Restaurant Group, Inc., 3333 New Hyde Park Road, New Hyde Park, New York 11042, not less than 45 days nor more than 60 days prior to the meeting, except that if less than 55 days notice or prior public disclosure of the meeting is given or made to stockholders, such written notice shall be received not later than the close of business on the tenth day following the day on which notice of the meeting was mailed or such public disclosure was made, whichever first occurs. Each notice shall set forth all information regarding each nominee proposed in such notice that would be required to be included in a proxy statement soliciting proxies for the proposed nominee (including such person's written consent to serve as a director if so elected) and certain information about the stockholder proposing to nominate that person. If the Chairman of the meeting determines that a nomination was not made in accordance with the nomination procedure, such nomination will be disregarded.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of March 12, 1999, with respect to the beneficial ownership of the Company's Common Stock of each director, each nominee for director, each named executive officer in the summary compensation table under "Executive Compensation" below, all executive officers and directors as a group, and each person known by the Company to be the beneficial owner of 5% or more of the Company's Common Stock. This information is based upon information received from or on behalf of the named individuals or entities.

                                                                   SHARES OF
                                                                  COMMON STOCK
                                                               BENEFICIALLY OWNED   PERCENT OF
NAME                                                                  (1)            CLASS (2)
------------------------------------------------------------  --------------------  -----------
Thomas J. Baldwin (3).......................................           54,680                *
Allen J. Bernstein (4)......................................          408,705             6.31%
John K. Castle..............................................            5,178                *
Lee M. Cohn.................................................              500                *
Dr. John J. Connolly........................................              400                *
Klaus W. Fritsch (5)........................................           21,250                *
Agnes Longarzo (6)..........................................           19,250                *
David B. Pittaway...........................................            3,132                *
Dianne H. Russell...........................................              500                *
Allan C. Schreiber (5)......................................           13,750                *
Alan A. Teran...............................................              200                *
FMR Corp. (7)...............................................          810,600            12.78%
Chartwell Investment Partners (7)...........................          591,104             9.32%
Goldman, Sachs & Co. (7)....................................          548,100             8.64%
Baron Capital Group, Inc. (7)...............................          515,400             8.13%
Massachusetts Financial Services Company (7)................          543,060             8.56%
Capital Research and Management Company (7).................          450,000             7.09%
Lazard Freres & Co. LLC (7).................................          380,200             5.99%
Executive Officers and Directors as a Group (12 Persons)
  (8).......................................................          532,065             8.14%

------------------------

*   Represents less than 1%.

(1) Unless otherwise noted, the beneficial owners listed have sole voting and investment power over the shares listed.

(2) Percent of Class based upon 6,343,275 outstanding shares of Common Stock plus, for those persons who hold options for Common Stock, the number of shares of Common Stock beneficially owned by such person as of March 12, 1999.

(3) Includes beneficial ownership of 12,500 shares of Common Stock issuable upon exercise of outstanding incentive stock options issued under the Morton's Restaurant Group, Inc. Stock Option Plan ("Stock Option Plan"). Excludes shares of Common Stock issuable upon exercise of incentive stock options issued under the Stock Option Plan which are not exercisable by May 12, 1999.

(4) Includes beneficial ownership of 137,500 shares of Common Stock issuable upon exercise of outstanding incentive and non-qualified stock options issued under the Stock Option Plan. Excludes shares of Common Stock issuable upon exercise of incentive stock options and non-qualified stock options issued under the Stock Option Plan which are not exercisable by May 12, 1999.

(5) Includes beneficial ownership of shares of Common Stock issuable upon exercise of outstanding incentive stock options issued under the Stock Option Plan as follows: Klaus W. Fritsch (21,250), and Allan C. Schreiber (13,750). Excludes shares of Common Stock issuable upon exercise of incentive stock options issued under the Stock Option Plan which are not exercisable by May 12, 1999.

(6) Includes beneficial ownership of 9,250 shares of Common Stock issuable upon exercise of outstanding incentive and non-qualified stock options issued under the Stock Option Plan. Excludes shares of Common Stock issuable upon exercise of incentive stock options and non-qualified stock options issued under the Stock Option Plan which are not exercisable by May 12, 1999.

(7) Shares of Common Stock beneficially owned by FMR Corp., Chartwell Investment Partners ("Chartwell"), Goldman, Sachs & Co. ("GS&C"), Baron Capital Group, Inc. ("BCG"), Massachusetts Financial Services Company ("MFS"), Capital Research and Management Co. ("CRM"), and Lazard Freres & Co. LLC ("Lazard") and are listed according to reports on Schedule 13G as of December 31, 1998 filed as of February 15, 1999, February 17, 1999, February 15, 1999, February 14, 1998 (and supplemental correspondence from BCG), February 12, 1999, February 12, 1999, and February 17, 1999, respectively. Based upon information set forth in such report on Schedule 13G filed by FMR Corp., Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 810,600 shares or 12.78% of the Common Stock as a result of acting as an investment advisor to several investment companies. Mr. Edward C. Johnson 3rd, FMR Corp., through its control of Fidelity, and the aforementioned investment companies each has sole dispositive power over these 810,600 shares. The ownership of two investment companies, Fidelity Advisor Strategic Opportunities Fund and Fidelity Low-Priced Stock Fund, amounted to 424,800 shares or 6.70% and 350,000 shares or 5.52%, respectively, of the Common Stock. The power to vote such shares resides with the aforementioned investment companies' Boards of Trustees. Based upon information set forth in such report on
    Schedule 13G filed by Chartwell, Chartwell is the beneficial owner of 591,104 shares or 9.32% of the Common Stock and has sole voting and dispositive power over these shares as a result of acting as an investment advisor. Based upon information set forth in such report on Schedule 13G filed by GS&C, GS&C has shared voting and dispositive power over 548,100 shares or 8.64% of the Common Stock. The Goldman Sachs Group, L.P. is also a beneficial owner of these shares and Goldman Sachs Trust, on behalf of Goldman Sachs Small Cap Value Fund, is a beneficial owner of 406,400 or 6.41%, of these shares. Based upon information provided by BCG, BCG is the beneficial owner of 515,400 shares or 8.13% of the Common Stock. Baron Small Cap Fund, an investment company advised by BCG has shared voting and dispositive power over 350,000 or 5.52% of these shares. Mr. Ronald Baron through his control of BCG has shared voting and dispositive power over these 515,400 shares. Based upon information set forth in such report on
    Schedule 13G filed by MFS, MFS has sole dispositive power over 543,060 shares or 8.56% and sole voting power over 542,660 shares or 8.56% of the Common Stock. MFS Series Trust II--MFS Emerging Growth Fund is also a beneficial owner of 440,000 or 6.94% of these shares. Based upon information set forth in such report on Schedule 13G filed by CRM, CRM has sole dispositive power over 450,000 shares or 7.09% of the Common Stock as a result of acting as investment advisor to SmallCap World Fund, Inc. which has sole voting power over 415,000 or 6.54% of these shares. Based upon information set forth in such report on Schedule 13G filed by Lazard, Lazard has sole voting power over 376,700 shares or 5.94% and sole dispositive power over 380,200 shares or 5.99% of the Common Stock.

(8) Includes beneficial ownership of 194,250 shares of Common Stock issuable in the aggregate upon exercise of outstanding incentive and non-qualified stock options issued under the Stock Option Plan to officers of the Company. Excludes shares of Common Stock issuable upon exercise of incentive and non-qualified stock options issued under the Stock Option Plan which are not exercisable by May 12, 1999.

    The address of each of the directors, nominees for director and executive officers named in the table above is c/o Morton's Restaurant Group, Inc., 3333 New Hyde Park Road, New Hyde Park, NY 11042. The addresses for the other 5% beneficial owners of the Company's Common Stock are as follows: FMR Corp., 82 Devonshire Street, Boston, MA 02109; Chartwell Investment Partners, 1235 Westlakes Drive, Suite 330, Berwyn, PA 19312; Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004; Baron Capital Group, Inc., 767 Fifth Avenue, 24(th) Floor, New York, NY 10153; Massachusetts Financial Services Company, 500 Boylston Street, Boston, MA 02116; Capital Research & Management Co., 333 South Hope Street, Los Angeles, CA 90071; and Lazard Freres & Co. LLC, 30 Rockefeller Plaza, New York, NY 10020.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth, for the Company's last three fiscal years (ended January 3, 1999, December 28, 1997, and December 29, 1996), the compensation of those persons who were, at January 3, 1999, (i) the chief executive officer, and (ii) the other four most highly compensated executive officers of the Company (together the "Named Officers"):

                                                                                          LONG TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                                                        -------------
                                                          ANNUAL COMPENSATION (1)        SECURITIES
                                                     ---------------------------------   UNDERLYING      ALL OTHER
                                                                  SALARY      BONUS        OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION                            YEAR        ($)         ($)           (#)            ($)
---------------------------------------------------  ---------  ----------  ----------  -------------  -------------
Allen J. Bernstein.................................  1998       $  472,508  $  270,000       130,000     $  43,959(2)(3)
  Chairman of the Board, President                   1997       $  408,762  $  236,000        50,000     $  43,936(4)(5)
  and Chief Executive Officer                        1996       $  392,538  $  150,000        50,000     $  43,561(6)(7)
Thomas J. Baldwin..................................  1998       $  239,596  $  125,000        56,000     $   3,678(2)(3)
  Executive Vice President, Chief Financial          1997       $  204,808  $  115,000        20,000     $   3,645(4)(5)
  Officer, Assistant Secretary and Treasurer         1996       $  186,923  $   65,000        15,000     $   3,270(6)(7)
Allan C. Schreiber.................................  1998       $  147,926  $   85,000        13,000     $   3,678(2)(3)
  Senior Vice President, Development                 1997       $  141,549  $   42,000         5,000     $   3,424(4)(5)
                                                     1996       $  135,000          --        25,000     $     270(6)
Klaus W. Fritsch...................................  1998       $  129,846  $   75,000        12,700     $   3,398(3)
  Vice Chairman and Co-Founder,                      1997       $  124,816  $   60,000         5,000     $   3,375(5)
  Morton's of Chicago, Inc.                          1996       $  119,012  $   50,000        10,000     $   2,704(7)
Agnes Longarzo.....................................  1998       $  109,919  $   65,000        18,200     $   3,678(2)(3)
  Vice President, Administration                     1997       $  103,740  $   58,000         7,000     $   3,188(4)(5)
  and Secretary                                      1996       $   99,692  $   30,000         5,000     $   2,927(6)(7)

------------------------

(1) Includes cash bonuses paid in the referenced fiscal year with respect to services rendered in the prior fiscal year. Excludes cash bonuses paid in the following fiscal year with respect to services rendered in the referenced fiscal year. Cash bonuses paid in 1999 with respect to services rendered in 1998, which bonuses are excluded from 1998 bonuses, are as follows: Allen J. Bernstein ($350,000), Thomas J. Baldwin ($160,000), Allan
    C. Schreiber ($90,000), Klaus W. Fritsch ($150,000) and Agnes Longarzo ($70,000).

(2) Represents or includes the dollar value of insurance premiums paid by the Company with respect to term life insurance for the benefit of: Allen J. Bernstein ($40,561), Thomas J. Baldwin ($280), Allan C. Schreiber ($280) and Agnes Longarzo ($280).

(3) Includes employer contributions made by the Company pursuant to the Morton's Group Profit Sharing and Cash Accumulation Plan and Trust (the "Morton's Plan"), which is a retirement plan intended to be qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended, for the benefit of: Allen J. Bernstein ($3,398), Thomas J. Baldwin ($3,398), Allan C. Schreiber ($3,398), Klaus W. Fritsch ($3,398) and Agnes Longarzo ($3,398).

(4) Represents or includes the dollar value of insurance premiums paid by the Company with respect to term life insurance for the benefit of: Allen J. Bernstein ($40,561), Thomas J. Baldwin ($270), Allan C. Schreiber ($270) and Agnes Longarzo ($270).

(5) Includes employer contributions made by the Company pursuant to the Morton's Plan for the benefit of: Allen J. Bernstein ($3,375), Thomas J. Baldwin ($3,375), Allan C. Schreiber ($3,154), Klaus W. Fritsch ($3,375) and Agnes Longarzo ($2,918).

(6) Represents or includes the dollar value of insurance premiums paid by the Company with respect to term life insurance for the benefit of: Allen J. Bernstein ($40,561), Thomas J. Baldwin ($270), Allan C. Schreiber ($270) and Agnes Longarzo ($270).

(7) Includes employer contributions made by the Company pursuant to the Morton's Plan for the benefit of: Allen J. Bernstein ($3,000), Thomas J. Baldwin ($3,000), Klaus W. Fritsch ($2,704) and Agnes Longarzo ($2,657).

OPTIONS GRANTED IN LAST FISCAL YEAR

    The following table sets forth, for fiscal 1998, information concerning grants of stock options to the Named Officers:

                                                  INDIVIDUAL GRANTS                            POTENTIAL REALIZABLE
                           ----------------------------------------------------------------   VALUE AT ASSUMED RATES
                              NUMBER OF                                                           OF STOCK PRICE
                               SHARES           % OF TOTAL                                   APPRECIATION FOR OPTION
                             UNDERLYING       OPTIONS GRANTED      EXERCISE                            TERM
                           OPTIONS GRANTED    TO EMPLOYEES IN        PRICE      EXPIRATION   ------------------------
NAME                           (#) (1)        FISCAL YEAR (2)      ($/SHARE)       DATE        5% ($)      10% ($)
-------------------------  ---------------  -------------------  -------------  -----------  ----------  ------------
Allen J. Bernstein.......        65,000               17.1%        $  19.438       1/22/08   $  794,576  $  2,013,540
Allen J. Bernstein.......        65,000               17.1%        $  13.125      10/15/08   $  536,530  $  1,359,625
Thomas J. Baldwin........        26,000                6.8%        $  19.438       1/22/08   $  317,830  $    805,416
Thomas J. Baldwin........        30,000                7.9%        $  13.125      10/15/08   $  247,629  $    627,519
Allan C. Schreiber.......         6,500                1.7%        $  19.438       1/22/08   $   79,458  $    201,354
Allan C. Schreiber.......         6,500                1.7%        $  13.125      10/15/08   $   53,653  $    135,963
Klaus W. Fritsch.........         5,700                1.5%        $  19.438       1/22/08   $   69,678  $    176,572
Klaus W. Fritsch.........         7,000                1.8%        $  13.125      10/15/08   $   57,780  $    146,421
Agnes Longarzo...........         9,100                2.4%        $  19.438       1/22/08   $  111,241  $    281,896
Agnes Longarzo...........         9,100                2.4%        $  13.125      10/15/08   $   75,114  $    190,348

------------------------

(1) Represents options granted under the Stock Option Plan and nonqualified stock options. Such options vest and become exercisable with respect to 25% of the shares subject thereto two years after the date of grant and, thereafter, options with respect to 25% of the shares subject thereto will vest and become exercisable on each of the third, fourth and fifth anniversary of the date of grant, provided that the grantee remains in the employ of the Company. Vested options may not be exercised beyond three months after the grantee ceases to be employed by the Company.

(2) Based on a total of 379,900 options granted to 76 employees of the Company.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth, for fiscal 1998, information concerning the exercise of options by the Named Officers and the value of unexercised options of the Named Officers:

                                                                         NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                              SHARES                    UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                            ACQUIRED ON     VALUE        OPTIONS AT FY-END(#)          AT FY-END ($)(1)
                                             EXERCISE     REALIZED    --------------------------  ---------------------------
NAME                                            (#)          ($)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
------------------------------------------  -----------  -----------  -----------  -------------  ------------  -------------
Allen J. Bernstein........................          --           --      181,205        230,000   $  2,356,748   $   895,000
Thomas J. Baldwin.........................      40,680    $ 486,278           --         91,000             --   $   343,969
Allan C. Schreiber........................          --           --        6,250         36,750   $     42,969   $   181,375
Klaus W. Fritsch..........................          --           --       16,250         26,450   $    139,688   $   118,606
Agnes Longarzo............................       7,000    $ 115,985       10,000         30,200   $    136,369   $   110,488

------------------------

(1) Based upon the closing sale price of $18.875 per share of the Company's Common Stock on January 3, 1999 on the New York Stock Exchange minus the respective option exercise price.

    The Company has not awarded stock appreciation rights to any employee and has no long term incentive plans, as that term is defined in the regulations of the Securities and Exchange Commission (the "SEC"). The Company has a stock option plan and bonus plans. During fiscal 1998, the Company did not adjust or amend the exercise price of stock options awarded to the Named Officers, whether through amendment, cancellation or replacement grants, or other means. Also, the Company presently has no defined benefit or actuarial plans covering any employees of the Company.

COMPENSATION OF DIRECTORS

    Each non-officer director of the Company is entitled to receive directors' fees at the rate of $15,000 per year. All directors are reimbursed for actual expenses incurred in connection with attendance at meetings of the Board of Directors or committees of the Board.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL CONTRACTS

    Pursuant to a Second Amended and Restated Employment Agreement dated as of February 28, 1995, as amended on October 1, 1998, between the Company and Allen
J. Bernstein, Mr. Bernstein serves as Chairman of the Board, President and Chief Executive Officer of the Company. His current annual base salary of $625,000 is subject to minimum adjustments based upon increases in the Consumer Price Index for Urban Wage Earners and Clerical Workers. In addition, Mr. Bernstein is eligible to receive an annual bonus of up to 120% of his base salary based upon the Company attaining a profitability target, which in the discretion of the Board of Directors may be based on net income, operating income, net cash flow (adjusted for nonrecurring items) or any other basis it considers appropriate. Mr. Bernstein's employment agreement is terminable by the Company upon 60 months written notice or at any time for cause (as defined in such employment agreement) and by Mr. Bernstein in the event of non-payment of amounts due under the agreement or if he is assigned duties inconsistent with his capacity as Chief Executive Officer of the Company. In the event of such a termination by Mr. Bernstein or in the event of a termination by the Company for any reason other than Cause, death or disability, Mr. Bernstein is entitled to receive either (i) severance pay for a 60 month period following such termination or the delivery of the Company's notice of termination (the "Measuring Date"), in an amount equal to his base salary, a pro-rated bonus for the year in which the Measuring Date occurs plus continuance of certain fringe benefits or (ii) at Mr. Bernstein's election (the "Election"), a lump-sum payment equal to 60 multiplied by $67,800. Upon Mr. Bernstein's acquisition of alternative employment, the Company's monthly obligation to Mr. Bernstein will be reduced to $50,600 (if Mr. Bernstein has not made the Election). If, however, Mr. Bernstein had made the Election and acquires alternative employment, he shall repay to the Company an amount equal to the product of $17,366 and a number equaling the difference between 60 and the number of months between the Measuring Date and the date Mr. Bernstein commences such new employment.

    Effective December 15, 1994, the Company entered into change of control agreements with Allen J. Bernstein and Thomas J. Baldwin (the "Change of Control Agreements"). The Change of Control Agreements have a three-year term, subject to automatic renewal for additional three-year periods on each third anniversary of the Agreements unless the Company gives the executive at least 60 days' prior notice that the Agreement will not be so extended. Pursuant to these Agreements, the Company agrees to continue the executive in its employ for a three-year period (the "Continuation Period") following a "Change of Control" (as such term is defined in the applicable Change of Control Agreement). If, during the Continuation Period, the executive's employment is terminated by the Company other than for "Cause" or if the executive terminates his employment with the Company for "Good Reason" (as such terms are defined in the applicable Change of Control Agreement), the Company is required to make a cash lump sum payment to the executive equal to 2.99 times his base amount, as computed under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), less any severance payments payable to such executive pursuant to employment agreements, where applicable; subject to reduction to the extent the total amount received by the executive under the Change of Control Agreements and any other agreement by reason of a Change of Control would constitute a "parachute payment" under Section 280G(b)(2) of the Internal Revenue Code. In addition, for a period of at least three years after such termination the Company is required to continue to provide the executive with welfare benefits similar to those received by him when employed by the Company. In general, an individual's base amount as used above is the average annual compensation included in the gross income of such individual for the most recent five taxable years ending before a Change of Control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation and Stock Option Committee of the Board of Directors consists of John K. Castle, Lee M. Cohn and Dr. John J. Connolly. No member of the Compensation and Stock Option Committee is a former or current officer or employee of the Company or any of its subsidiaries. In addition, except as set forth below, there are no relationships among the Company's executive officers, members of the Compensation and Stock Option Committee or entities whose executives serve on the Board of Directors or the Compensation and Stock Option Committee that require disclosure under applicable Securities and Exchange Commission regulations. During fiscal 1998, in exchange for consulting services provided by the Company to Luther's Acquisition Corp. ("LAC") and Castle Harlan Partners III, L.P. ("CHPIII") in connection with CHPIII's formation of LAC and LAC's acquisition of Luther's Bar-B-Q, Inc., a chain of restaurants located in Texas, Louisiana and Colorado, the Company received a $90,000 consulting fee from LAC and, for a nominal amount, received common and preferred stock representing approximately 1.5% of LAC. Mr. Allen J. Bernstein, Mr. Lee M. Cohn, and Mr. David B. Pittaway are Directors of the Company and also are members of the Board of Directors of LAC. Mr. Allen J. Bernstein, Chairman, President and Chief Executive Officer of the Company, and Mr. Thomas J. Baldwin, Executive Vice President of the Company, received individual consulting fees from LAC and purchased shares of common and preferred stock of LAC. CHPIII is indirectly controlled by Mr. John K. Castle, a Director of the Company.

COMPENSATION COMMITTEE REPORT

    OVERVIEW AND PHILOSOPHY. The Compensation and Stock Option Committee (the "Committee") is composed entirely of non-management directors. It has been delegated the authority to review and approve the remuneration arrangements for the Chief Executive Officer and each of the other executive officers of the Company. In addition, the Committee reviews the benefit plans for employees of the Company and administers the Stock Option Plan and approves grants to be made in connection therewith.

    The Company's executive compensation is based upon three primary components: base salary, annual bonuses and grants of stock options. Such compensation also includes participation in various benefit plans generally available to employees of the Company. The objectives of the Committee in determining the type and amount of such executive officer compensation are to attract and retain superior talent and to align the interests of management with the best interests of stockholders.

    To motivate management to enhance profitability and stockholder returns, the Chief Executive Officer and other officers are paid an annual bonus based upon the Company attaining certain performance-related targets as described below, and participation in the Stock Option Plan provides the executive officers with the opportunity to build substantial ownership interest in the Company.

    Changes to Section 162(m) of the Internal Revenue Code may, effective for tax years beginning on or after January 1, 1994, limit the Company's deductions for any remuneration in excess of $1 million that is paid to certain executive officers. The Committee intends that the deduction for any compensation paid to any executive officer for the 1998 fiscal year will not be limited by Section 162(m) of the Code.

    CASH COMPENSATION. Cash compensation typically consists of a base salary plus an annual performance bonus. The base salary for the Chief Executive Officer is fixed under such officers' employment agreement which is described above under the caption "Employment Contracts and Change of Control Contracts." The base salary for the other executive officers and annual performance bonuses are also determined by the Committee, in each case based upon prevailing economic and business conditions and opportunities, performance by comparable organizations, performance of individual executives, stockholder value and such other criteria as the Committee deems relevant. No particular weightings are assigned by the Committee to any such factors. The Company paid bonuses to the Named Officers as described above in the Summary Compensation Table under the caption "Executive Compensation".

    STOCK OPTIONS. The executive officers, as well as other employees of the Company, are eligible to participate in the Stock Option Plan and may also receive non-qualified stock options. The purpose of issuing stock options is to motivate and retain employees who are responsible for the attainment of the primary long-term performance goals of the Company. Stock options are administered by the Committee. The Committee believes that awards of stock options provide the necessary long-term incentive to focus managers on building profitability and stockholder value. The Committee has the authority to determine the individuals to whom stock options are awarded, the terms upon which option grants shall be made and the number of shares subject to each option, all subject to the terms and conditions consistent with the Stock Option Plan. The Committee granted non-qualified options and options under the Stock Option Plan to five executive officers as described above under the caption "Options Granted in Last Fiscal Year." The Committee believes that such awards provide the necessary long-term incentive to focus managers on building profitability and stockholder value.

    In determining base salaries and annual bonuses, the Committee considered the individual experience and performance of each executive officer as well as the competitive marketplace to hire and retain qualified executives at the appropriate level relative to the position, responsibilities and performance of such executives. The Committee sets base salaries at levels which the Committee believes are competitive with those of comparable executives at similarly situated corporations.

    OTHER COMPENSATION. The Company provides certain other benefits, such as health insurance, to the executive officers that are generally available to Company employees.

    In addition, during fiscal 1994 the Company entered into Change of Control Agreements with certain of its executive officers as described above under the caption "Employment Contracts and Change of Control Contracts."

    In addition, certain executive officers are eligible to participate in the Morton's Plan, which is described above in note 3 to the Summary Compensation Table. Within certain limits prescribed by the

Morton's Plan and applicable law, the Company may authorize discretionary employer contributions subject to certain limits, pro rata based upon compensation to eligible employees to a retirement account. The Company made profit sharing contributions to all of the Named Officers, as described in the Summary Compensation Table.

    CHIEF EXECUTIVE OFFICER'S COMPENSATION. The base salary of the Chief Executive Officer is fixed under his employment agreement. The employment agreement was amended and restated as of February 28, 1995, and as amended on October 1, 1998, is terminable by the Company upon 60 months' written notice.

    The bonus paid thereunder is determined by the Committee based upon certain performance-related targets being obtained. At the beginning of each fiscal year the Committee establishes the profitability target which, in its discretion, may be based on net income, operating income, net cash flow (adjusted for nonrecurring items) or any other basis it considers appropriate. No particular weightings are assigned by the Committee to any such factors. The Chief Executive Officer is eligible to receive an annual bonus of up to 120% of his base salary based upon the Company attaining such target. The payment of an annual bonus and granting of options to the Chief Executive Officer are designed to motivate the Chief Executive Officer to enhance profitability and stockholder returns.

    The Company also entered into a Change of Control Agreement with the Chief Executive Officer as described above under the caption "Employment Contracts and Change of Control Contracts" in fiscal 1994.

                                          John K. Castle
                                          Lee M. Cohn
                                          John J. Connolly
                                          Members of the Compensation
                                          and Stock Option Committee

PERFORMANCE GRAPH

    Set forth below is a line-graph presentation comparing the cumulative stockholder return, calculated on a dividend reinvested basis, for the Company's Common Stock, against the cumulative total returns of the NASDAQ Composite Stock Index and the Nation's Restaurant News Stock Index for the period from December 31, 1993 through January 3, 1999. The graph assumes $100 was invested in the Company's Common Stock, the NASDAQ Composite Stock Index and the Nation's Restaurant News Stock Index on December 31, 1993. Note that historic stock price performance is not necessarily indicative of future stock price performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                 MORTON'S RESTAURANT GROUP, INC. COMMON STOCK,
          NASDAQ COMPOSITE AND NATION'S RESTAURANT NEWS STOCK INDICES

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                                             NATION'S RESTAURANT NEWS STOCK
           MORTON'S RESTAURANT GROUP, INC. COMMON STOCK    NASDAQ COMPOSITE STOCK INDEX                   INDEX
Dec-93                                            100.00                           100.00                               100.00
Dec-94                                             97.96                            97.75                                98.62
Dec-95                                             91.84                           138.26                               139.73
Dec-96                                            130.61                           170.02                               142.07
Dec-97                                            161.22                           208.58                               148.55
Dec-98                                            154.08                           293.21                               199.45

                              CERTAIN TRANSACTIONS

    On October 21, 1996, BankBoston, NA ("BBNA") (formerly known as The First National Bank of Boston), which was previously the sole provider of the Company's $45.0 million credit facility, as amended, syndicated a portion of the credit facility to Imperial Bank. Ms. Dianne Russell is a senior officer of Imperial Bank as well as a Director of Morton's Restaurant Group, Inc. During fiscal 1998, BBNA also syndicated a portion of the credit facility to First Union Corporation.

    See also "Executive Compensation--Compensation Committee Interlocks and Insider Participation."

                            APPOINTMENT OF AUDITORS
                                  (PROPOSAL 2)

    Subject to ratification by stockholders at the Annual Meeting, the Board of Directors of the Company, upon recommendation of the Audit Committee, has re-appointed KPMG LLP as independent auditors to audit the books and accounts of the Company for the fiscal year ending January 2, 2000.

    A representative of KPMG LLP is expected to be present at the meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she desires to do so.

VOTE REQUIRED

    The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, or represented and entitled to vote, at the Annual Meeting, is required to approve Proposal 2.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR RATIFICATION OF THE RE-APPOINTMENT OF AUDITORS.

                ADOPTION OF THE MORTON'S RESTAURANT GROUP, INC.
                          EMPLOYEE STOCK PURCHASE PLAN
                                  (PROPOSAL 3)

    INTRODUCTION

    On March 5, 1999, the Company adopted, subject to approval of its stockholders, the Morton's Restaurant Group, Inc. Employee Stock Purchase Plan, as amended (the "Plan") and directed that the Plan be submitted to a vote of the stockholders at such a meeting. If approved by holders of the Class A Common Stock, the Plan, as amended, will become effective as of October 1, 1999.

    The full text of the Plan is set forth as Exhibit A to this Proxy Statement. The following is a summary of the principal features of the Plan and does not purport to be complete. Stockholders are urged to read the Plan in its entirety. The summary is subject to and qualified in its entirety by reference to the Plan.

    PURPOSE

    The purpose of the Plan is to provide eligible employees of the Company and its subsidiaries (each a "Participant") with an opportunity to purchase shares of Common Stock through payroll deductions. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code") but is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

    ADMINISTRATION

    The Compensation and Stock Option Committee of the Company (the "Committee") administers the Plan; PROVIDED, HOWEVER, the Committee may delegate the day to day responsibilities with respect to the administration of the Plan to the Company or any officer of the Company. The members of the Committee are appointed by the Board of Directors. The members of the Committee may be removed for any reason or for no reason at any time. The Plan has no expiration date. The Plan may be amended or terminated at any time by the Committee, PROVIDED, HOWEVER, that no such amendment or termination shall be made which would impair the rights of any Participant under the Plan without his or her consent.

    ELIGIBLE EMPLOYEES

    Employees of the Company or its subsidiaries, including, to the extent permitted by the Committee, senior officers of the Company, who are customarily employed for at least 20 hours per week are eligible to participate in the Plan as of the first calendar quarter following the employees' first anniversary of employment with the Company.

    PURCHASE OF SHARES

    Prior to each calendar quarter of the Plan (an "Offering Period"), a Participant may authorize payroll deductions to be taken from his or her base salary to be used to purchase shares of Common Stock under the Plan. The rate of payroll deductions shall be between 1% and 15% of the Participant's base salary, or such lesser percentage as determined by the Committee. Options are granted to Participants on the first day of each Offering Period to purchase up to a number of shares of Common Stock equal to the total amount of payroll deductions accumulated during the Offering Period divided by the lesser (i) 85% of the fair market value of a share of Common Stock on the first business day of an Offering Period or (ii) 85% of the fair market value of a share of Common Stock on the last business day of an Offering Period. Thus, the option price per share is equal to 85% of the fair market value of a share of Common Stock on either the first business day of an Offering Period or the last business day of an Offering Period. The fair market value of a share of Common Stock is the closing trading price of a share of Common Stock on the New York Stock Exchange.

    The option to purchase shares of Common Stock under the Plan is automatically exercised on the last day of the Offering Period. The maximum number of whole and fractional shares of Common Stock subject to the option will be purchased for the Participant at the applicable option price with the payroll deductions accumulated during the Offering Period. In any calendar year, no Participant may purchase shares of Common Stock which have a fair market value that exceeds $25,000 when the option to purchase such shares of Common Stock is granted to the Participant.

    The maximum number of shares of Common Stock which shall be available for sale under the Plan is 600,000, subject to adjustment by the Company upon a change in capitalization of the Company. The shares of Common Stock to be sold to Participants under the Plan may, at the election of the Company, be either treasury shares, authorized but unissued shares or publicly traded shares.

    In the event that the shares of Common Stock to be sold to Participants under the Plan are publicly traded shares, the Company shall contribute 15% of the option price, determined by the fair market value of a share of Common Stock.

    Participants may increase or decrease their rate of payroll deductions at any time to be effective for the next Offering Period so long as the authorization for the payroll deduction change is made at least 15 days before the beginning of the next Offering Period. A Participant may not increase or decrease the rate of payroll deductions during an Offering Period to be effective for that Offering Period.

    No interest accrues on the payroll deductions held in a Participant's account under the Plan. Cash dividends for the shares of Common Stock held in a Participant's account are, at the discretion of the Committee, either distributed directly to Participants or automatically invested in shares of Common Stock at the fair market value of the shares of Common Stock on the date that the cash dividends are invested in such shares (with no contribution by the Company for any discount toward the purchase of such shares of

Common Stock). Shares of Common Stock purchased with cash dividends are held in a Participant's account under the Plan.

    A Participant shall have the right to vote shares of Common Stock held in the Participant's account under the Plan. However, a Participant has no interest or voting right in shares of Common Stock covered by an option until such option has been exercised under the provisions of the Plan.

    WITHDRAWAL FROM PLAN; ASSIGNMENT OF INTEREST

    Participants may withdraw all, but not less than all, payroll deductions accumulated during the Offering Period at any time prior to the last day of the Offering Period by giving notice to the Committee. If a Participant withdraws from the Plan, the accumulated payroll deductions will be paid to the Participant as promptly as administratively possible and no further payroll deductions will be made for the Participant for such Offering Period. A Participant's withdrawal from the Plan during one Offering Period does not affect such Participant's eligibility to participate in subsequent Offering Periods. However, in such a case, the Participant must authorize the resumption of payroll deductions and the rate of such payroll deductions. A Participant's termination of employment for any reason or failure to remain in the continuous employ of the Company or one of its subsidiaries for at least 20 hours per week during the Offering Period shall constitute a withdrawal from the Plan.

    Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided to a beneficiary in accordance with the provisions of the Plan) by the Participant.

    FEDERAL INCOME TAX CONSEQUENCES

    The following summary describes the principal federal income tax consequences to the Company and Participants of participation in the Plan. The summary is based upon an analysis of the Code, as currently in effect. Any change under the Code could have a retroactive effect and could affect the consequences described in the summary. The summary does not purport to cover all federal income tax consequences that may apply to the Company or a Participant and does not contain any discussion of foreign, state or local tax laws. Participants are urged to consult their own tax advisors regarding the tax consequences to them resulting from participation in the Plan. The Plan is not qualified under Section 401(a) of the Code, but is intended to comply with the provisions of Section 423 of the Code as an "employee stock purchase plan."

    TAX CONSEQUENCES TO THE COMPANY

    The Company will be entitled to a tax deduction equal to the amount of payroll deductions authorized by a Participant under the Plan to the same extent as other compensation paid to the Participant.

    With respect to the Company's 15% contribution, if a Participant satisfies the applicable holding period, the Company will not be entitled to any tax deduction for any income recognized by the Participant. If a disqualifying disposition (as explained below) occurs, the Company will be entitled to a tax deduction equal to the amount that the Participant includes as ordinary income in the year in which the disqualifying disposition occurs.

    TAX CONSEQUENCES TO THE PARTICIPANT

    The payroll deductions authorized by a Participant under the Plan continue to be taxable income to the Participant in the year such amounts are earned. Such income is subject to taxation to the same extent (Federal, state and local) as other compensation income received by the Participant. However, a Participant will not recognize income either upon enrollment in the Plan or upon any purchase of shares of

Common Stock under the Plan. All tax consequences are deferred until a Participant sells the shares of Common Stock acquired under the Plan, disposes of such shares by gift or dies.

    The tax treatment with respect to a disposition of shares of Common Stock purchased pursuant to an option under the Plan depends on whether such shares of Common Stock are disposed of within the holding period provided under Section 423 of the Code. Under Section 423 of the Code, the required holding period is the later of (i) two (2) years after the date of the option grant and (ii) one
(1) year after the option exercise date. The required holding period is also satisfied if the Participant dies while holding shares of Common Stock acquired under the Plan. If a disposition does not satisfy the required holding period under Section 423 of the Code, such disposition is called a "disqualifying disposition." If a disqualifying disposition occurs, the Participant must recognize as ordinary income, in the year of such disqualifying disposition, the difference between the fair market value of the shares of Common Stock on the date that the option is exercised and the option's exercise price.

    Since the Plan provides that the option price per share of Common Stock generally shall be the lesser of (i) 85% of the fair market value of a share of Common Stock on the first business day of an Offering Period or (ii) 85% of the fair market value of a share of Common Stock on the last business day of an Offering Period, a Participant who satisfies the required holding period under
Section 423 of the Code must include as ordinary income at the time of sale or other taxable disposition of the shares of Common Stock purchased pursuant to an option, or upon the Participant's death while still holding the shares of Common Stock purchased pursuant to an option exercised under the Plan, the lesser of:

    (i) the amount, if any, by which the fair market value of the shares of Common Stock when the option was exercised exceeds the option price; or

    (ii) the amount, if any, by which the fair market value of the shares of Common Stock at the time of such disposition or death exceeds the option price paid.

    The basis of the shares of Common Stock purchased pursuant to an option will be increased by the amount of ordinary income recognized. If a Participant satisfies the applicable holding period with respect to the shares of Common Stock purchased pursuant to an option, such shares of Common Stock would be eligible for capital gains treatment under the Code.

VOTE REQUIRED.

    The affirmative vote of a majority of the shares of Class A Common Stock present and voting thereon is required for adoption of this proposal.

    The Board of Directors believes that it is in the best interests of the Company and its stockholders to adopt the Plan. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR APPROVAL OF THE PLAN.

                            STOCKHOLDERS' PROPOSALS

    Proposals of stockholders to be presented at the annual meeting to be held in 2000 must be received by November 24, 1999 in order for such proposals to be considered for inclusion in the Proxy Statement and form of proxy relating to such meeting. Stockholders who do not present proposals for inclusion in the Proxy Statement but who still intend to submit a proposal at the 2000 annual meeting, and stockholders who intend to submit nominations for directors at the meeting, are required to notify the Secretary of the Company of their proposal or nominations, and provide certain other information, in accordance with and during the time period set forth in the Company's Certificate of Incorporation and By-laws. See "Election of Directors--Meetings of the Board of Directors and Committees" for a brief summary of the procedure and time period for submitting nominations for directors. Additional information and a copy of the Certificate of Incorporation and By-laws may be obtained from the Secretary of the Company, Morton's Restaurant Group, Inc., 3333 New Hyde Park Road, New Hyde Park, New York 11042.

      REPORTING UNDER SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Forms 3, 4 and 5 they file. Based solely on the Company's review of the copies of such Forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for specified fiscal years, except as noted below, the Company believes that all of its executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the Company's fiscal year ended January 3, 1999. In fiscal 1998, a report was not timely filed when Alan A. Teran purchased stock of Morton's Restaurant Group, Inc. The failure to file such form was inadvertent and there were no transactions required to be reported on such form on the date it was required to be filed.

                                 OTHER BUSINESS

    The management of the Company is not aware of any other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

                           INCORPORATION BY REFERENCE

    To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled "Compensation Committee Report" and "Performance Graph" shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

                           ANNUAL REPORT ON FORM 10-K

    COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 3, 1999, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SEC ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO THOMAS J. BALDWIN, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, MORTON'S RESTAURANT GROUP, INC., 3333 NEW HYDE PARK ROAD, NEW HYDE PARK, NEW YORK 11042.

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                          By order of the Board of Directors
                                          Agnes Longarzo
                                          SECRETARY

March 24, 1999

                                                                       EXHIBIT A

                        MORTON'S RESTAURANT GROUP, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

    The following constitute the provisions of the Morton's Restaurant Group, Inc. Employee Stock Purchase Plan (the "Plan") of Morton's Restaurant Group, Inc. (the "Company").

    1. PURPOSE. The purpose of the Plan is to provide employees of the Company and its subsidiaries with an opportunity to purchase shares of Common Stock of the Company through payroll deductions. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

    2.  DEFINITIONS.

    (a) "Account" shall mean the account established for each Participant under the plan.

    (b) "Base Salary" shall mean the total compensation received by an Employee as reflected on his or her IRS Form W-2 Wage and Tax Statement, including, but not limited to, an Employee's salary or wages, tips and overtime for each pay period during any Offering Period as determined from the payroll records of the Company; PROVIDED, HOWEVER, that the Committee may, in its discretion, limit the amount of a Participant's Base Salary that may be considered under the Plan.

    (c) "Board" shall mean the Board of Directors of the Company.

    (d) "Broker" shall mean the brokerage firm selected and designated by the Company or the Committee.

    (e) "Closing Date" shall mean the last business day of each Offering Period.

    (f) "Code" shall mean the Internal Revenue Code of 1986, as amended.

    (g) "Committee" shall mean the Compensation and Stock Option Committee of the Company.

    (h) "Common Stock" shall mean the Class A common stock of the Company par value $.01 per share.

    (i) "Company" shall mean Morton's Restaurant Group, Inc., a Delaware corporation.

    (j) "Employee" shall mean any person who is customarily employed for at least twenty (20) hours per week by the Company or a Subsidiary, including, to the extent permitted by the Committee, senior officers of the Company.

    (k) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    (l) "Fair Market Value" shall mean on any day, with respect to Common Stock of the Company which is (a) listed on a United States securities exchange, the last sales price of such stock on such day on the largest United States securities exchange on which such stock shall have traded on such day, or if such day is not a day on which a United States securities exchange is open for trading, on the immediately preceding day on which such securities exchange was open, (b) not listed on a United States securities exchange but is included in The NASDAQ Stock Market System (including The NASDAQ National Market), the last sales price on such system of such stock on such day, or if such day is not a trading day, on the immediately preceding trading day, or (c) neither listed on a United States securities exchange nor included in The NASDAQ Stock Market System, the fair market value of such stock as determined from time to time by the Board in good faith in its sole discretion.

    (m) "Offering Date" shall mean the first business day of each Offering
       Period.

    (n) "Offering Period" shall mean each three (3) month period when Options for shares of Common Stock are offered by the Company.

    (o) "Option" shall mean the right of a Participant to purchase shares of Common Stock of the Company under the Plan.

    (p) "Participant" shall mean an Employee of the Company or Subsidiary who is enrolled in the Plan in accordance with Section 3 hereof.

    (q) "Plan" shall mean the Morton's Restaurant Group, Inc. Employee Stock Purchase Plan.

    (r) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than fifty percent (50%) of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

    3.  ELIGIBILITY.

    (a) As soon as administratively possible, any Employee who shall be employed by the Company or one of its Subsidiaries shall be eligible to participate in the Plan as of the date of the first Offering Period following the first anniversary of the Employee's commencement of employment with the Company or a Subsidiary.

    (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an Option under the Plan (i) if, immediately after the grant, such Employee would own shares of Common Stock or hold outstanding options to purchase shares of Common Stock possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any Subsidiary of the Company, or (ii) which causes him or her to purchase shares of Common Stock under all employee stock purchase plans of the Company and its Subsidiaries which have a Fair Market Value which exceeds Twenty-Five Thousand Dollars ($25,000) (determined at the time such Option is granted) for each calendar year in which such Option is outstanding at any time.

    4. OFFERING DATES. The Plan shall be implemented by one offering during each three (3) month period (calendar quarter) of the Plan, commencing on October 1, 1999, and continuing thereafter until terminated in accordance with
Section 21 hereof. The Offering Periods for each calendar quarter are as follows:

    January 1--March 31

    April 1--June 30

    July 1--September 30

    October 1--December 31

    The Committee shall have the power to change the duration of Offering Periods with respect to future offerings without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected.

    5. PARTICIPATION. An eligible Employee may become a Participant in the Plan by authorizing payroll deductions in such form or manner as the Committee may prescribe prior to the applicable Offering Date. Once authorized, such authorization for payroll deductions shall commence on the first Offering Date after authorization is effected and shall remain effective for all subsequent Offering Periods until the Participant withdraws from the Plan as provided in
Section 11 hereof or, subject to Section 6 hereof, authorizes a change in the amount of his or her payroll deductions.

    6.  PAYROLL DEDUCTIONS.

    (a) At the time a Participant authorizes payroll deductions, he or she shall elect to have payroll deductions made on each payday during subsequent Offering Periods at a rate between one percent (1%) and fifteen percent (15%) of Base Salary (such percentage representing a whole number percentage); PROVIDED, HOWEVER, that the Committee may, in its discretion and from time to time, limit payroll deductions to a lesser percentage of Base Salary.

    (b) All payroll deductions made by a Participant shall be credited to his or her Account under the Plan. A Participant may not make any additional payments into such Account.

    (c) A Participant may increase or decrease his or her rate of payroll deductions (within the limitations set forth in Section 6(a) hereof) to be effective for the next Offering Period by authorizing a new rate of payroll deductions at least fifteen (15) days before the beginning of such Offering Period. A Participant may not increase or decrease the rate of payroll deductions during an Offering Period to be effective for that Offering Period.

    (d) A Participant must continue payroll deductions for the duration of the Offering Period in order to exercise an Option in accordance with Section 8 hereof. In the event that a Participant does not continue payroll deductions for the entire Offering Period, such Participant shall be treated as withdrawing from such Offering Period in accordance with
       Section 11(a) hereof.

    7.  GRANT OF OPTION.

    (a) On each Offering Date, each eligible Employee participating in the Plan shall be granted an Option to purchase (at the per share Option price) up to a number of shares of the Company's Common Stock determined by dividing the Employee's to be accumulated payroll deductions (not to exceed an amount equal to fifteen percent (15%) of his or her Base Salary, or such lesser percentage of Base Salary as determined by the Committee, during the applicable Offering Period) by the Option price, as determined in accordance with Section 7(b).

    (b) The Option price per share of such shares of Common Stock shall be the lesser of (i) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock of the Company on the Offering Date or (ii) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock of the Company on the Closing Date.

    8. EXERCISE OF OPTION. Unless a Participant withdraws from the Plan as provided in Section 11 hereof, his or her Option for the purchase of shares of Common Stock will be exercised automatically on the Closing Date, and the maximum number of whole and fractional shares of Common Stock subject to the Option will be purchased for him or her at the applicable Option price with the accumulated payroll deductions in his or her Account. During his or her lifetime, a Participant's Option to purchase shares of Common Stock hereunder is exercisable only by him or her.

    9. BROKER AND PARTICIPANT'S ACCOUNT WITH BROKER. The Broker is authorized to open and maintain an Account for each Participant. The Company reserves the right to change the designation of the Broker at any time without prior notice to Participants and the Broker has reserved the right to terminate its services as Broker under the Plan at any time. The Broker shall deliver to each Participant as promptly as practicable, by mail or otherwise, all notices of meetings, proxy statements and other materials distributed by the Company to its stockholders. The whole and fractional shares in each Participant's Account shall be voted in accordance with the Participant's signed proxy instructions duly delivered to the Broker by mail or otherwise, in accordance with the rules applicable to stock listed on the New York Stock Exchange.

    10.  DELIVERY OF CERTIFICATES. A Participant may request, in accordance with
Section 22 hereof, that the Company arrange for the delivery of a certificate representing the number of whole shares of Common Stock of the Company purchased upon exercise of the Participant's Option as promptly as practicable after each Closing Date. A Participant may not require delivery for a fractional share, but may instruct the

Broker to sell the fractional share. In connection with the delivery of certificates to a Participant, the Committee may, in its sole discretion, impose a reasonable charge.

    11.  WITHDRAWAL; TERMINATION OF EMPLOYMENT.

    (a) A Participant may withdraw all but not less than all the payroll deductions credited to his or her Account under the Plan at any time prior to the Closing Date by giving notice to the Committee in such form or manner as the Committee may prescribe. All of the Participant's payroll deductions credited to his or her Account will be paid to him or her as soon as administratively possible after receipt of his or her notice of withdrawal and his or her Option for the current Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares of Common Stock will be made during such Offering Period.

    (b) Upon termination of the Participant's employment prior to the Closing Date for any reason, including retirement or death, the payroll deductions credited to his or her Account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 16 hereof, as soon as administratively possible, and his or her Option will be automatically terminated.

    (c) In the event an Employee fails to remain in the continuous employ of the Company or one of its Subsidiaries for at least twenty (20) hours per week during the Offering Period in which the employee is a Participant, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to his or her Account will be returned to him or her as soon as administratively possible and his or her Option will be terminated.

    (d) A Participant's withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company. However, in such a case, the Participant must authorize the resumption of payroll deductions and the rate of such payroll deductions.

    12. NO INTEREST. No interest shall accrue on the payroll deductions held in the Account of a Participant in the Plan.

    13.  STOCK.

    (a) The maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be 600,000, subject to adjustment upon changes in capitalization of the Company as provided in Section 20 hereof. The shares of Common Stock to be sold to Participants under the Plan may, at the election of the Company, be either treasury shares, authorized but unissued shares or publicly traded shares. If at the termination of any Offering Period the total number of shares of Common Stock which would otherwise be subject to Options granted pursuant to
       Section 7(a) hereof exceeds the number of shares of Common Stock then available under the Plan (after deduction of all shares of Common Stock for which Options have been exercised or are then outstanding), the Company shall promptly notify the Participants, and shall, in its sole discretion (i) make a pro rata allocation of the shares of Common Stock remaining available for Option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable, (ii) terminate the Offering Period without issuance of any shares of Common Stock or (iii) obtain stockholder approval for an increase in the number of shares of Common Stock authorized under the Plan such that all Options could be exercised in full. The Company may delay determining which of (i), (ii) or (iii) above it shall decide to effect, and may accordingly delay issuances of any shares of Common Stock under the Plan for such time as is necessary to attempt to obtain stockholder approval for any increase in shares of Common Stock authorized under the Plan. The Company shall promptly notify Participants of its determination to effect (i), (ii) or
       (iii) above upon making such decision. A Participant may withdraw all but not less than all the payroll deductions credited to his or her Account under the Plan at any time prior to such notification from the Company. In the event the Company determines to effect (i) or (ii) above, it shall promptly upon such determination return to each Participant all payroll deductions not applied towards the purchase of shares of Common Stock.

    (b) The Participant will have no interest or voting right in shares of Common Stock covered by his or her Option until such Option has been exercised.

    (c) Shares of Common Stock to be delivered to a Participant under the Plan shall be registered in the name of the Participant.

    14. DIVIDENDS. Cash dividends for shares of Common Stock in Participants' Accounts under the Plan shall, as permitted by the Committee in its discretion, either be distributed to Participants directly or automatically invested in shares of Common Stock at the full Fair Market Value on the date of such investment as soon as administratively possible after such dividends are paid by the Company. In the event cash dividends are automatically invested in shares of Common Stock, such shares of Common Stock will be held in Accounts under the Plan.

    15. ADMINISTRATION. The Plan shall be administered by the Committee; PROVIDED, HOWEVER, that the day to day responsibilities with respect to the administration of the Plan may be delegated to the Company or any officer of the Company, as determined by the Committee. The administration, interpretation or application of the Plan by the Committee, or such other person or persons who have been delegated the responsibility to administer the Plan, shall be final, conclusive and binding upon all Participants.

    16. DESIGNATION OF BENEFICIARY. The beneficiary or beneficiaries of the Participant to receive any shares of Common Stock and cash, if any, from the Participant's Account under the Plan in the event of such Participant's death prior to delivery to him or her of such shares of Common Stock and cash shall be determined under the Company's Group Life Insurance Plan. In the absence of a valid designation under the Company's Group Life Insurance Plan or if no validly designated beneficiary survives the Participant or if each surviving validly designated beneficiary is legally impaired or prohibited from receiving shares of Common Stock and cash, if any, from the Participant's Account under the Plan, then the Participant's beneficiary shall be the Participant's estate.

    17. TRANSFERABILITY. Neither payroll deductions credited to a Participant's Account nor any rights with regard to the exercise of an Option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 16 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 11 hereof.

    18. NO SEGREGATION OF FUNDS. The Company shall not be obligated to segregate payroll deductions received or held by the Company under the Plan. Such payroll deductions shall be used to purchase shares of Common Stock under the Plan in accordance with Section 8 hereof.

    19. REPORTS. Individual Accounts will be maintained for each Participant in the Plan. Statements of Account will be given to Participants within a reasonable period of time following each Closing Date.

    20. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each Option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under Option (collectively, the "Reserves"), as well as the price per share of Common Stock covered by each Option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; PROVIDED, HOWEVER, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into or exercisable for shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

    The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding Option under the Plan, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

    21.  AMENDMENT AND TERMINATION OF THE PLAN.

    (a) AMENDMENT AND TERMINATION. The Committee may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation shall be made which would impair the rights of any Participant under any Option theretofore granted without his or her consent.

    (b) SHAREHOLDER APPROVAL OF AMENDMENTS. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 promulgated under the Exchange Act or with Section 423 of the Code (or any successor statute or rule or other applicable law, rule or regulation), such stockholder approval to be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

    (c) EFFECT OF AMENDMENT OR TERMINATION. Any such amendment or termination of the Plan shall not affect Options already granted hereunder and such Options shall remain in full force and effect as if this Plan had not been amended or terminated.

    22. NOTICES. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof. All notices or other communications to a Participant by the Company shall be deemed to have been duly given when sent by the Company by regular mail to the address of the Participant on the human resources records of the Company.

    23. CONDITIONS UPON ISSUANCE OF SHARES OF COMMON STOCK. Shares of Common Stock shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares of Common Stock pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares of Common Stock may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

    As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such shares of Common Stock if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

    24. NO CONTRACT OF EMPLOYMENT. The Plan is not and shall not be deemed to constitute a contract of employment between the Company and any Employee or other individual, nor shall anything herein contained be deemed to give any Employee or other individual any right to be retained in the Company's employ or to in any way limit or restrict the Company's right or power to discharge any Employee or other individual at any time and to treat him without any regard to the effect which such treatment might have upon him as a Participant of the Plan.

    25. GOVERNING LAW. The Plan shall be construed in accordance with and governed by the laws of the state of New York.

    26. EFFECTIVE DATE AND APPROVAL OF PLAN BY STOCKHOLDERS. The Plan shall become effective on October 1, 1999, SUBJECT HOWEVER, to receipt of approval of the Plan by stockholders of the Company in accordance with section 423(b)(2) of the Code.

                                   DETACH HERE


                                      PROXY

                          MORTON'S RESTAURANT GROUP, INC.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MORTON'S RESTAURANT GROUP, INC.


     The undersigned, revoking previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated March 24, 1999 in connection with the Annual Meeting to be held at 9:00 a.m. on May 12, 1999 at The Garden City Hotel, 45 Seventh Street, Garden City, New York 11530, and hereby appoints Thomas J. Baldwin and David B. Pittaway, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of Common Stock of MORTON'S RESTAURANT GROUP, INC. registered in the name provided herein which the undersigned is entitled to vote at the 1999 Annual Meeting of Stockholders, and at any adjournment or adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy Statement and on such other matters as may property come before the meeting.

    IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES.

/SEE REVERSE    CONTINUED AND TO BE SIGNED ON REVERSE SIDE      /SEE REVERSE
    SIDE/                                                           SIDE/

/X/ Please mark
    votes as in
    this example.

     This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of Directors and FOR Proposals 2 and 3.

     The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

1. Election of Directors.

   Nominees: Lee M. Cohn, Dianne H. Russell and Alan A. Teran

   FOR ALL NOMINEES / /    WITHHELD FROM ALL NOMINEES  / /


/ / FOR ALL NOMINEES EXCEPT AS NOTED ABOVE


2. Selected of KPMG LLP as the Company's Independent Auditors.

   FOR  / /               AGAINST  / /             ABSTAIN  / /

3. Ratification of an Employee Stock Purchase Plan.

   FOR  / /               AGAINST  / /             ABSTAIN  / /


           MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    / /

           MARK HERE IF YOU PLAN TO ATTEND THE MEETING      / /


    PLEASE SIGN EXACTLY AS NAME APPEARS HEREON, JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR,
    TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.


Signature:                                       Date:
          --------------------------------------      -------------

Signature:                                       Date:
          --------------------------------------      -------------